EXHIBIT INDEX

(12) Tax opinion for merger of AXP Variable Portfolio - Stock Fund into AXP Variable Portfolio - Capital Resource Fund. Tax opinion for merger of AXP Variable Portfolio - Blue Chip Advantage Fund into AXP Variable Portfolio - Capital Resource Fund.

(16)(a) Directors' Power of Attorney to sign Amendments to this Registration Statement dated July 7, 2004.